Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

NET Power Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share(1)	457(c)	190,580,913	$12.27	(4)	$2,338,427,802.51	.00011020	$257,694.74
Fees to Be Paid	Equity	Class A Common Stock underlying Warrants(2)	457(g)	10,900,000	$11.50	(5)	$125,350,000.00	.00011020	$13,813.57
Fees to Be Paid	Equity	Warrants to purchase Class A Common Stock(3)	457(g)	10,900,000	$—		$—	—	$—	(6)
Carry Forward Securities
Carry Forward Securities	—	—	—	—			—				—	—	—	—
	Total Offering Amounts						$2,463,777,802.51		$271,508.31
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$271,508.31

(1)	Consists of (i) 54,044,995 shares of Class A common stock, par value $0.0001 per share, of NET Power Inc. (the “Class A Common Stock”) issued in a private placement that closed substantially concurrently with the consummation of the Merger (as defined in the prospectus forming a part of this registration statement (the “prospectus”)), (ii) 2,500 shares of Class A Common Stock issued to Rice Acquisition Sponsor II LLC (“Sponsor”) in a private placement prior to the consummation of the initial public offering (the “IPO”) of Rice Acquisition Corp. II (“RONI”), (iii) 7,625,000 shares of Class A Common Stock issuable upon redemption of the 7,625,000 units of NET Power Operations LLC (f/k/a Rice Acquisition Holdings II LLC and referred to herein as “Opco”) held by the initial shareholders of RONI or transferees thereof, all of which were issued prior to the consummation of the IPO, and (iv) 128,908,418 shares of Class A Common Stock issuable upon redemption of the 128,908,418 units of Opco issued as consideration upon consummation of the to the Legacy NET Power Holders (as defined in the prospectus) party to the Stockholders’ Agreement (as defined in the prospectus).

(2)	Represents shares of Class A Common Stock to be issued upon the exercise of 10,900,000 warrants to purchase Class A Common Stock issued in a private placement simultaneously with the closing of the IPO (the “Private Placement Warrants”).

(3)	Consists of 10,900,000 Private Placement Warrants.

(4)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A Common Stock on the New York Stock Exchange (the “NYSE”) on July 6, 2023 ($12.27 per share of Class A Common Stock). This calculation is in accordance with Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”).

(5)	Represents the exercise price of the Private Placement Warrants.

(6)	Pursuant to Rule 457(g) of the Securities Act, no separate fee is recorded for the warrants and the entire fee is allocated to the underlying Class A Common Stock.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A